Exhibit 99.1

Enviva Partners, LP Increases Revolver Capacity and Extends Credit Facility

BETHESDA, MD, October 19, 2018 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) announced that it has amended and restated its senior secured credit facility.

The amended and restated senior secured credit facility (the “Amended & Restated Credit Facility”) extends the maturity to October 2023 from April 2020, increases the revolving credit facility to $350 million from $100 million, reduces the applicable interest rate margin and includes other improved terms as compared to the prior credit facility.  The applicable interest rate margin in the Amended & Restated Credit Facility is determined according to a total leverage ratio-based pricing grid, which for a Eurodollar revolving credit borrowing is 2.50% based on the current level of leverage as compared to 4.25% under the prior credit facility.

A portion of the proceeds of the revolving borrowings under the upsized Amended & Restated Credit Facility on the closing date was used to repay all of the $41.2 million of outstanding term loans under the prior credit facility.  Future borrowings under the Amended & Restated Credit Facility will be used to support the Partnership’s strategic growth initiatives, drop-down acquisitions and for general partnership purposes.  The transaction closed on October 18, 2018.

“With the support of our existing bank group and new partners, we have taken a significant step towards reducing Enviva’s cost of capital and increasing our financial flexibility, while maintaining conservative financial policies and leverage.” said Shai Even, Executive Vice President and Chief Financial Officer.  “The amended terms of the credit agreement recognize the increased scale, diversification and tremendous market opportunities Enviva enjoys and the expanded revolver will be an important tool for us to fund the accelerating growth of the Partnership [we expect] over the next several years.”

Barclays is Administrative Agent and Collateral Agent on the Amended & Restated Credit Facility, and together with Bank of Montreal, Citigroup Global Markets Inc., Goldman Sachs Bank USA, HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A. and RBC Capital Markets, acted as Joint Bookrunner, Joint Lead Arranger and Co-Documentation Agent.  AgFirst Farm Credit Bank and American AgCredit, PCA acted as Joint Bookrunner, Joint Lead Arranger and Co-Syndication Agent.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our expectation of market and growth opportunities and future borrowing availability under the Amended & Restated Credit Facility, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments will be those that management anticipates.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com